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                                                                   EXHIBIT 99.1

NEWS                                        PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                     417 Fifth Avenue, New York, NY 10016
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For Immediate Release
June 21, 2001

                         PHILIPS INTERNATIONAL ANNOUNCES
                          CLOSING ON ASSET DISPOSITION
                         BOARD DECLARES $1.00 PER SHARE
                            LIQUIDATING DISTRIBUTION
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New York, N.Y. - June 21, 2001 - Philips International Realty Corp. (NYSE-PHR),
a real estate investment trust, announced today that the Company has completed the sale of a redevelopment site (Palm Springs Plaza in Lake Worth, Florida) to a group including Philip Pilevsky, the Company's Chairman and Chief Executive Officer for approximately $7.6 million in cash.

Pursuant to the plan of liquidation, the Company's Board of Directors today declared the second liquidating distribution of $1.00 per share which will be payable on July 9, 2001. The record date is July 2, 2001. However, shareholders must continue to own their shares up to and including July 9, 2001 in order to be entitled to the liquidating distribution of $1.00 per share. Effective June 28, 2001, the Company's shares will be traded on the New York Stock Exchange with due bills which will entitle the owner of the stock to receipt of the distribution. The Company's stock will be traded ex-dividend after the payment date of July 9, 2001. The Company has approximately 7.4 million shares of common stock and common stock equivalents which will participate in this distribution.

On October 10, 2000, the stockholders approved the plan of liquidation, which is estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. On December 22, 2000, the initial liquidating distribution of $13.00 was paid. The Company's seven remaining assets are currently being offered for sale.


Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of acquisitions, renovations and development programs, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.

Contact: Carl Kraus
         Chief Financial Officer
         Philips International Realty Corp.
         (212) 951-3868